EXHIBIT 10.1
CABG Medical, Inc.
Incentive Compensation Plan
For 2005
I. PURPOSE
CABG Medical, Inc. (CABG) recognizes that creating a strong link between performance and compensation is beneficial to the CABG’s pursuit of its operational and financial objectives. This plan is designed to reward CABG employees with performance-based compensation for achieving specified company goals of advancing the development of the Holly Graft System and successfully navigating the regulatory environment. This plan is aligned with shareholder value drivers of the advancement of the Holy Graft System, initiation of clinical trials and responsible use of financial resources.
II. PERFORMANCE TARGETS
CABG has determined that there should be four performance milestones for fiscal 2005, each tied to fiscal discipline or the achievement of certain clinical milestones, to be communicated directly each to each eligible participant.
III. BONUS PAYOUT
CABG has established the target bonus as 15% of each eligible employee’s annual salary. The actual bonus payout will be based on the number of performance milestones achieved and the percentage earned for achieving each milestone will be cumulative as depicted below:

	% of	Bonus
	Target	Percent
	Earned	Earned
Achievement of one milestone	10%	1.5%
Achievement of two milestones	30%	4.5%
Achievement of three milestones	60%	9.0%
Achievement of four milestones	100%	15.0%
The bonus earned will be determined by multiplying the earned amount of the target bonus by the eligible wages earned by the employee during the year. Eligible wages will be calculated as the Form W-2 gross wages less wages earned while on short/long-term disability and leave of absence.
IV. PARTICIPATION
All employees on May 3, 2005 are eligible to participate in this plan. Additionally, full-time employees employed for at least three months during 2005 will be eligible to participate in this plan. Employees hired during the year will not get credit for milestones achieved prior to their employment. For such employees, the allocation of the earned bonus percentage to wages earned during 2005 will effectively result in the employee receiving a prorated bonus.
If employment of a participant is terminated due to performance or the individual voluntarily leaves the Company, any unearned portion of the incentive award is forfeited.
IV. APPROVAL, AUTHORIZATION AND TERMS
This Incentive Compensation Plan, its terms and policies have been authorized by the Compensation Committee of the Board of Directors. Any modifications or adjustments to the plan are subject to approval by the Compensation Committee.

V. PAYMENT
Employees may elect to receive stock options in lieu of cash bonus payments. The number of options issued will be based on a ratio of two stock options for each dollar of cash foregone. The options will be issued pursuant to the 2000 Long-Term Incentive Plan. The grant date of the options will be the date their issuance is formally approved by the Compensation Committee. The options will be exercisable immediately at an exercise price equal to the fair value of the common stock on the date their issuance is approved.
Cash bonus payments for 2005 will be paid as earned.